Exhibit 10.3

EXECUTION VERSION

CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010 CREDIT SUISSE AG Eleven Madison Avenue New York, NY 10010	BARCLAYS 745 Seventh Avenue New York, NY 10019	UBS SECURITIES LLC 299 Park Avenue New York, NY 10171 UBS LOAN FINANCE LLC 677 Washington Boulevard Stamford, CT 06901
MACQUARIE CAPITAL (USA) INC. MIHI LLC 125 West 55th Street New York, NY 10019		NOMURA SECURITIES INTERNATIONAL, INC. NOMURA INTERNATIONAL PLC 2 World Financial Center New York, NY 10281

CONFIDENTIAL

February 6, 2013

WMG Acquisition Corp.

75 Rockefeller Plaza

New York, NY 10019

Attention: Donald A. Wagner

PROJECT VIDA

$820 million Incremental Term Loans

Commitment Letter

Ladies and Gentlemen:

WMG Acquisition Corp., a Delaware corporation (the “Borrower” or “you”), has advised Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”), Barclays Bank PLC (“Barclays”), UBS Loan Finance LLC (“UBSLF”) and UBS Securities LLC (“UBSS”, and together with UBSLF, “UBS”), Macquarie Capital (USA) Inc. (“Macquarie Capital”) and MIHI LLC (“MIHI”, and together with Macquarie Capital, “Macquarie”), and Nomura Securities International, Inc. (“Nomura Securities”) and Nomura International

Commitment Letter

PLC (“Nomura Bank”, and together with Nomura Securities, “Nomura”) (Credit Suisse, Barclays, UBS, Macquarie and Nomura being collectively referred to herein as the “Commitment Parties”, “we” or “us”) that you or one or more of your subsidiaries intends to acquire (the “Acquisition”) from Universal Music Group or one or more of its subsidiaries, directly or indirectly, certain assets of the Recorded Music Business of EMI Group Global Limited (“EMI”), including the outstanding share of capital stock of PLG Holdco Limited, a company duly incorporated and existing under the laws of England and Wales, and certain related entities identified in the Purchase Agreement (as defined below) (collectively, the “Acquired Business”) pursuant to the Share Sale and Purchase Agreement related to PLG Holdco Limited and Others, dated February 6, 2013 (the “Purchase Agreement”), by and between Warner Music Holdings Limited, Warner Music Holdings BV, Warner Music Benelux N.V., Warner Music Group Germany Holding GmbH, Warner Music Denmark A/S, Warner Music Norway A/S, Warner Music Poland Spzoo, Warner Music Spain S.L., Warner Music Sweden AB, each as Buyer (as defined therein), the Borrower, as the Buyers’ Guarantor (as defined therein), EGH1 BV, a company duly incorporated and existing under the laws of the Netherlands, as Seller (as defined therein), EMI Group Holdings BV, a company duly incorporated and existing under the laws of the Netherlands, as Seller (as defined therein), Delta Holdings BV, a company duly incorporated and existing under the laws of the Netherlands, as Seller (as defined therein), and Universal International Music BV, a company duly incorporated and existing under the laws of the Netherlands, as Sellers’ Guarantor (as defined therein) and to consummate the other Transactions described in the Transaction Description attached hereto as Schedule I (the “Transaction Description”). Capitalized terms used but not defined herein having the meaning assigned to such term in the Transaction Description, in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”) and in the Summary of Additional Conditions Precedent attached hereto as Exhibit B (the “Summary of Additional Conditions”, and together with this commitment letter, the Transaction Description and the Term Sheet, the “Commitment Letter”).

You have further advised each of the Commitment Parties that, in connection therewith, it is intended that the financing for the Transactions will include the senior secured incremental term loan facility (the “Facility”) described in the Term Sheet.

1.	Commitments.

In connection with the foregoing, the Commitment Parties agree as follows, in each case subject only to the satisfaction of the conditions referenced in Section 6 hereof,

(a) CS is pleased to advise you of its commitment to provide 28% of the Facility Amount (as defined in the Term Sheet),

(b) Barclays is pleased to advise you of its commitment to provide 22% of the Facility Amount,

(c) UBSLF is pleased to advise you of its commitment to provide 22% of the Facility Amount,

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(d) MIHI is pleased to advise you of its commitment to provide 14% of the Facility Amount, and

(e) Nomura Bank is pleased to advise you of its commitment to provide 14% of the Facility Amount.

The commitments of CS, Barclays, UBSLF, MIHI and Nomura Bank (in such capacities, the “Initial Lenders”) hereunder are several and not joint.

2.	Titles and Roles.

You hereby appoint (a) CS Securities, Barclays, UBSS, Macquarie Capital and Nomura Securities to act, and CS Securities, Barclays, UBSS, Macquarie Capital and Nomura Securities hereby agree to act, as joint physical bookrunners and joint lead arrangers for the Facility (in such capacities, the “Arrangers”) and (b) CS to act, and CS hereby agrees to act, as sole administrative agent for the Facility (in such capacity, the “Agent”), in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. Each of the Commitment Parties, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that Credit Suisse will have “left” placement in any and all marketing materials or other documentation used in connection with the Facility. You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Facility Fee Letter referred to below) will be paid in connection with the Facility unless otherwise agreed.

3.	Syndication.

The Arrangers reserve the right, prior to and/or after the execution of the Facility Documentation, to syndicate all or a portion of the Initial Lenders’ respective commitments with respect to the Facility to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders, the “Lenders”) identified by the Arrangers in consultation with you, but in any event excluding certain banks, financial institutions, competitors and other entities designated in writing by you or Access Industries, Inc. (the “Sponsor”) prior to the date hereof (collectively, “Disqualified Lenders”). Notwithstanding any other provision of this Commitment Letter, no Commitment Party shall, except with the written consent of the Borrower, be relieved or novated from its obligations hereunder in connection with any syndication or assignment until the consummation of the Acquisition using the proceeds of the borrowing under the Facility (the date of such consummation using such proceeds, the “Closing Date”) and, unless the Borrower agrees in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitment hereunder, including all rights with respect to consents, modifications and amendments, until the funding of the Facility or the Closing Date has occurred. Each Commitment Party acknowledges and agrees that its commitment is not conditioned upon a successful syndication and that no assignment and assumption by any assignee of any obligations of such Commitment Party in respect of any portion of its commitment shall relieve such Commitment Party of its obligations hereunder with respect to such portion of the commitments prior to the Closing Date.

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We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree to actively assist us in completing a reasonably satisfactory syndication. Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor, (b) direct contact between senior management, representatives and advisors of you and the Sponsor, on the one hand, and the proposed Lenders, on the other hand, (c) assistance by you and the Sponsor in the preparation of a Confidential Information Memorandum for the Facility and other marketing materials and presentations to be used in connection with the syndication (the “Information Materials”), (d) your providing or causing to be provided a detailed business plan or projections of the Borrower and its subsidiaries for the years 2013 through 2017 and for the seven quarters beginning with the second quarter of the Borrower’s fiscal year 2013, in each case in a form previously agreed, (e) your using commercially reasonable efforts to maintain or obtain, as applicable, prior to the launch of the syndication, a public corporate credit rating from Standard & Poor’s Ratings Service (“S&P”) and a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), and public ratings for the Facility, in each case giving effect to the Transactions, (f) the hosting, upon reasonable prior notice, with the Arrangers, of a reasonable number of meetings to be mutually agreed upon of prospective Lenders and (g) prior to and during the syndication of the Facility, without our consent, there being no other competing issues of debt securities or commercial bank or other syndicated credit facilities of the Borrower, WMG Holdings Corp., the Acquired Business or their respective subsidiaries being announced, offered, placed or arranged, which in our reasonable judgment would materially and adversely affect the syndication of the Facility.

You agree, at the request of the Arrangers, to assist (and to cause the Sponsor to assist) in the preparation of a version of the Information Materials to be used in connection with the syndication of the Facility, consisting exclusively of information and documentation that is either (a) publicly available or (b) not material with respect to the Borrower or its subsidiaries or any of their respective securities for purposes of foreign, U.S. Federal and state securities laws (all such Information Materials being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. Before distribution of any Information Materials, you agree to execute and deliver to the Arrangers (i) a customary letter in which you authorize distribution of the Information Materials to Lenders’ employees willing to receive Private Lender Information and (ii) a separate customary letter in which you authorize distribution of Information Materials containing solely Public Lender Information and represent that such Information Materials do not contain any Private Lender Information, which letter shall in each case include a customary “10b-5” representation. You further agree that each document to be disseminated by any Arranger to any Lender in connection with the Facility will, at the

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request of such Arranger, be identified by you as either (A) containing Private Lender Information or (B) containing solely Public Lender Information. You acknowledge that the following documents contain solely Public Lender Information (unless you notify us within a reasonable time prior to their intended distribution that any such document contains Private Lender Information): (1) term sheets and draft and final Facility Documentation; (2) administrative materials prepared by any Commitment Party for prospective Lenders (consisting of a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (3) notification of changes in the terms of the Facility.

The Arrangers will manage all aspects of any syndication in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders. To assist the Arrangers in their syndication efforts, you agree promptly to prepare and provide (and to cause the Sponsor to provide), and in the case of the Acquired Business to use commercially reasonable efforts to provide, to the Arrangers all information with respect to the Borrower, the Acquired Business and their respective subsidiaries (in the case of the Acquired Business and its subsidiaries, solely to the extent material necessary to prepare the relevant information is available to you), the Transactions and the other transactions contemplated hereby, including all financial information and financial projections (the “Projections”), as the Arrangers may reasonably request.

4.	Information.

You hereby represent and covenant that (a) all written information other than information of a general industry or economic nature, the Projections, and other forward-looking information (the “Information”) that has been or will be made available to any Commitment Party by or on behalf of you, the Sponsor or any of your or its representatives, taken as a whole (and, in the case of information relating to the Acquired Business and its subsidiaries, to the best of your knowledge), is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections and other forward-looking information that have been or will be made available to any Commitment Party by or on behalf of you, the Sponsor or any of your or its representatives have been or will be prepared in good faith based upon assumptions that are believed by you, the Sponsor or such representatives to be reasonable at the time made and at the time the related Projections are made available to such Commitment Party (it being recognized by the Commitment Parties that such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material). You agree that if at any time prior to the later of (x) the Closing Date and (y) the earlier of (i) the date that is 60 days

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after the closing of the Facility and (ii) the completion of a successful syndication of the Facility (such date referred to in this clause (y), the “Syndication Date”), any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made at such time, then you will promptly supplement the Information and Projections so that such representations will be correct under those circumstances. In arranging and syndicating the Facility, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

5.	Fees.

As consideration for the Initial Lenders’ respective commitments hereunder and our agreements to perform the services described herein, you agree to pay (or to cause the Borrower to pay) to the Commitment Parties the fees set forth in this Commitment Letter and in the Facility Fee Letter dated the date hereof and delivered herewith with respect to the Facility (the “Facility Fee Letter”).

6.	Conditions Precedent.

The Initial Lenders’ respective commitments hereunder, and our agreements to perform the services described herein, are subject solely to (a) the execution and delivery by you and the Guarantors of definitive documentation with respect to the Facility in accordance with the requirements of Section 2.6(d) of the Existing Credit Agreement, (b) on the date of execution of the Purchase Agreement, no Event of Default (as defined in the Existing Credit Agreement) under Section 9.1(a) or (f) of the Existing Credit Agreement exists or would arise from the incurrence of the Facility and (c) the other conditions set forth or referred to under the heading “Conditions Precedent to Extension of Credit” of the Term Sheet and the “Summary of Additional Conditions Precedent” set forth in Exhibit B.

Notwithstanding anything in this Commitment Letter (including each of the exhibits hereto), the Facility Fee Letter or the Facility Documentation or any other agreement or undertaking related to the Facility to the contrary, (a) the only representations and warranties, the accuracy of which shall be a condition to the availability of the Facility on the Closing Date, shall be the Specified Representations (as defined below) and (b) the terms of the Facility Documentation shall be in a form such that they do not impair the availability of the Facility on the Closing Date if the conditions set forth or referred to in this Commitment Letter (including each of the exhibits hereto) are satisfied (it being understood that to the extent any Collateral cannot be delivered, or a security interest therein cannot be perfected, on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of, or perfection of a security interest in, such Collateral shall not constitute a condition precedent to the availability of such Facility on the Closing Date, but such Collateral shall instead be required to be delivered, or a security interest therein perfected, after the Closing Date pursuant to arrangements and timing to be mutually agreed by the parties hereto acting reasonably). For purposes hereof, “Specified Representations” means the representations and warranties relating to corporate existence, power and authority, due authorization,

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execution and delivery, in each case as they relate to the entering into and performance of the Facility Documentation, the enforceability of such documentation, Federal Reserve margin regulations, the use of proceeds of the Incremental Term Loans not violating OFAC or the PATRIOT Act, the Investment Company Act, no conflicts between the Facility Documentation and the organization documents of the Loan Parties, status of the Facility and the guarantees thereof as senior debt, solvency on a consolidated basis as of the Closing Date and, subject to the limitations set forth in the prior sentence, creation, validity and perfection of security interests. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions.”

7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each Commitment Party and its affiliates and the officers, directors, employees, agents, advisors, representatives, controlling persons, members, and successors and assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Facility Fee Letter, the Transactions, the Facility or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party, you or by the Acquired Business or any of your or their respective affiliates or equity holders), and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the bad faith, willful misconduct or gross negligence of such Indemnified Person or any Related Person, (ii) a material breach by any Commitment Party of its funding obligations under this Commitment Letter or (iii) claims against such Indemnified Person or any Related Person brought by any other Indemnified Person that (x) did not arise out of any action or inaction on the part of you or any of your affiliates or the Acquired Business or any of its affiliates and (y) does not involve any Commitment Party or any of their respective affiliates (including any Indemnified Person acting at the direction of such Commitment Party or affiliate) acting in the capacity as an Agent, an Arranger or any similar capacity under any Facility, (b) to reimburse each Commitment Party, upon presentation of a statement in reasonable detail, for (x) if the Closing Date shall occur, all reasonable and documented out-of-pocket expenses (including, but not limited to, expenses of such Commitment Party’s due diligence investigation, reasonable fees of consultants (if any) whose retention has been approved by you (such approval not to be unreasonably withheld or delayed), syndication expenses and travel expenses) and (y) regardless of whether the Closing Date occurs, the reasonable fees, disbursements and other charges of one firm of legal counsel (and, if necessary, of one local counsel in each relevant jurisdiction and in the case of a conflict of interest, one additional counsel per relevant jurisdiction for all similarly situated

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persons)), in each case incurred in connection with the Facility and the preparation and negotiation of this Commitment Letter, the Facility Fee Letter, the Facility Documentation and any ancillary documents and security arrangements in connection therewith, and (c) to reimburse each Commitment Party from time to time, upon presentation of a statement in reasonable detail, for all out-of-pocket expenses (including, but not limited to, reasonable fees of consultants (if any) whose retention has been approved by you (such approval not to be unreasonably withheld or delayed), travel expenses and fees, and disbursements and other charges of one firm of legal counsel (and, if necessary, of one local counsel and one regulatory counsel in each relevant jurisdiction and in the case of a conflict of interest, one additional counsel per relevant jurisdiction for all similarly situated persons)), incurred in connection with the enforcement of this Commitment Letter, the Facility Fee Letter, the Facility Documentation and any ancillary documents and security arrangements in connection therewith. You agree that, notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with any aspects of the Transactions. The term “Related Person” means, as to any Indemnified Person, any of such Indemnified Person’s affiliates, or its or their respective officers, directors, employees, controlling persons, members, and successors and assigns and those agents, advisors and representatives of Indemnified Persons acting upon the direction of such Indemnified Persons.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that each Commitment Party may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any Commitment Party is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether any Commitment Party has advised or is advising you on other matters, (b) with respect to the transactions contemplated by this Commitment Letter, each Commitment Party, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any Commitment Party, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each Commitment Party is engaged in a broad range of transactions that may involve interests that differ from your interests and that, with respect to the transactions contemplated by this Commitment Letter, no Commitment Party has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) with respect to the transactions contemplated by this Commitment Letter, you waive, to the fullest extent permitted by law, any claims you may have against any Commitment Party for breach of fiduciary duty or alleged

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breach of fiduciary duty and agree that no Commitment Party shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees or creditors. Additionally, you acknowledge and agree that none of the Commitment Parties are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby). You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and no Commitment Party shall have any responsibility or liability to you with respect thereto. Any review by any Commitment Party of the Borrower, the Acquired Business, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Commitment Party and shall not be on behalf of you or any of your affiliates.

You further acknowledge that each Commitment Party is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, a Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, the Sponsor, the Borrower, the Acquired Business and other companies with which you, the Sponsor, the Borrower or the Acquired Business may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter (and the rights and obligations hereunder) shall not be assignable by any party hereto to any person or entity without the prior written consent of each other party hereto (and any purported assignment without such consent shall be null and void). This Commitment Letter is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). Any and all obligations of, and services to be provided by, any Commitment Party hereunder (including, without limitation, any Initial Lender’s commitment) may be performed and any and all rights of any Commitment Party may be exercised by or through any of its affiliates or branches and, in connection with such performance or exercise, and subject to the provisions of Section 12 hereof, such Commitment Party may exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to the Commitment Parties hereunder. This Commitment Letter may not be amended or any

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provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Facility may be transmitted through SyndTrak, Intralinks, the Internet, e-mail or similar electronic transmission systems, and that no Commitment Party shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner, except to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, willful misconduct or gross negligence of any such Commitment Party. Each Commitment Party may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or World Wide Web as it may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of you, the Acquired Business, the Borrower and the Sponsor (or any of them), and the amount, type and closing date of such Transactions, all at such Commitment Party’s expense. This Commitment Letter and the Facility Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Facility. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter, the Facility Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court; provided that suit for the recognition or enforcement of any judgment obtained in any such New York State or Federal court may be brought in any other court of competent jurisdiction, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Facility Fee Letter or the transactions

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contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

11.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FACILITY FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Facility Fee Letter nor any of their terms or substance, nor the activities of any Commitment Party pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to your affiliates, and to your and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right hereunder, (c) as required by applicable law or compulsory legal process (in which case you agree, to the extent not prohibited by law, to inform us promptly thereof prior to such disclosure and, if you are prohibited by law to notify us in advance of such disclosure, such notice shall be delivered to us promptly thereafter to the extent permitted by law), and use reasonable efforts to ensure that any information so disclosed is accorded confidential treatment or (d) the Term Sheet may be disclosed to Moody’s, S&P or any other ratings agency in connection with obtaining or maintaining a corporate family rating from Moody’s, a corporate rating from S&P or a rating of the Facility; provided that you may disclose this Commitment Letter and the contents hereof (but not the Facility Fee Letter or the contents thereof) (i) to the Acquired Business and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis and (ii) in any public filing or in any proxy statement, prospectus, offering memorandum or offering circular relating to the Transactions; and provided further that you may disclose the Facility Fee Letter redacted in a manner reasonably satisfactory to the Commitment Parties to the Acquired Business and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis.

We will treat as confidential all confidential information provided to us by or on behalf of you and the Sponsor hereunder; provided that nothing herein shall prevent us from disclosing any such information (a) pursuant to the order of any court or

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administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case we agree, to the extent not prohibited by law, to inform you promptly thereof prior to such disclosure and, if we are prohibited by law to notify you in advance of such disclosure, such notice shall be delivered to you promptly thereafter to the extent permitted by law), (b) upon the request or demand of any regulatory authority having jurisdiction over us, (c) to the extent that such information becomes publicly available other than by reason of disclosure by us in violation of this paragraph, (d) to our affiliates and to our and their respective employees, legal counsel, independent auditors and other experts or agents who are informed of the confidential nature of such information on a confidential and need-to-know basis, (e) to actual or potential assignees, participants or derivative investors in the Facility who agree to be bound by the terms of this paragraph or substantially similar confidentiality provisions, (f) to the extent permitted by Section 9 or (g) for purposes of establishing a “due diligence” defense. The provisions of this paragraph shall terminate on the second anniversary of the date hereof.

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Facility Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Facility Fee Letter and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Facility Fee Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

13.	Surviving Provisions.

The compensation, reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Facility Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered, provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date and (b) confidentiality of the Facility Fee Letter and contents thereof) shall automatically terminate and be superseded by the provisions of the definitive financing documentation for the Facility upon the funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments (or any portion thereof, on a pro rata basis) with respect to the Facility hereunder at any time subject to the provisions of the preceding sentence.

Commitment Letter

12

14.	PATRIOT Act Notification.

Each Commitment Party hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), such Commitment Party and each Lender is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each guarantor that will allow such Commitment Party or such Lender to identify the Borrower and each guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Commitment Party and each Lender. You hereby acknowledge and agree that each Commitment Party shall be permitted to share any or all such information with the Lenders.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Facility Fee Letter by returning to us executed counterparts hereof and of the Facility Fee Letter not later than 5 p.m., New York City time, on February 11, 2013. The Initial Lenders’ offer hereunder, and the agreements of the Commitment Parties to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment on the Initial Lenders only after it has been duly executed and delivered by you in accordance with the first sentence of this Section 15. In the event that the Closing Date does not occur on or before 5 p.m., New York City time, on September 6, 2013 (or such earlier date on which the Purchase Agreement terminates or, prior to the execution of the Purchase Agreement), then this Commitment Letter and the Initial Lenders’ respective commitments hereunder, and the agreements of the Commitment Parties to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you, unless the Commitment Parties shall, in their discretion, agree to an extension.

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Commitment Letter

13

The Commitment Parties are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By	/s/ Jeb Slowik
	Name:	Jeb Slowik
	Title:	Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By	/s/ Judith E. Smith
	Name:	Judith E. Smith
	Title:	Managing Director

By	/s/ Michael D. Spaight
	Name:	Michael D. Spaight
	Title:	Associate

Commitment Letter

BARCLAYS BANK PLC

By	/s/ Christina Park
	Name:	Christina Park
	Title:	Managing Director

Commitment Letter

UBS SECURITIES LLC

By	/s/ Michael Lawton
	Name:	Michael Lawton
	Title:	Leveraged Capital Markets
Executive Director

By	/s/ Kevin T. Pluff
	Name:	Kevin T. Pluff
	Title:	Leveraged Capital Markets
Executive Director

UBS LOAN FINANCE LLC

By	/s/ Michael Lawton
	Name:	Michael Lawton
	Title:	Leveraged Capital Markets
Executive Director

By	/s/ Kevin T. Pluff
	Name:	Kevin T. Pluff
	Title:	Leveraged Capital Markets
Executive Director

Commitment Letter

MACQUARIE CAPITAL (USA) INC.

By	/s/ David Dorfman
	Name:	David Dorfman
	Title:	Senior Managing Director

By	/s/ Lisa Grushkin
	Name:	Lisa Grushkin
	Title:	Senior Vice President

MIHI LLC

By	/s/ Stephen Mehos
	Name:	Stephen Mehos
	Title:	Authorized Signatory

By	/s/ Michael Silverton
	Name:	Michael Silverton
	Title:	Authorized Signatory

Commitment Letter

NOMURA SECURITIES INTERNATIONAL, INC.

By	/s/ Carl A. Mayer III
	Name:	Carl A. Mayer III
	Title:	Managing Director

NOMURA INTERNATIONAL PLC

By	/s/ Patrice Maffre
	Name:	Patrice Maffre
	Title:	Managing Director

Commitment Letter

Accepted and agreed to as of the date first above written:

WMG ACQUISITION CORP.

By	/s/ Paul Robinson
	Name:	Paul Robinson
	Title:	EVP & General Counsel

Commitment Letter

CONFIDENTIAL

SCHEDULE I

PROJECT VIDA

Transaction Description

Capitalized terms used but not defined in this Schedule I shall have the meanings set forth in the Commitment Letter to which this Schedule I is attached, including the Exhibits attached thereto.

In connection with the Acquisition, it is intended that:

(a) The Borrower, or one or more of its subsidiaries, will acquire, directly or indirectly, certain assets of the Recorded Music Business of EMI, including the outstanding share of capital stock of PLG Holdco Limited, a company duly incorporated and existing under the laws of England and Wales, and certain related entities identified in the Purchase Agreement pursuant to the Purchase Agreement;

(b) Prior to, simultaneously with or after the Closing Date, the Borrower, or one or more of its subsidiaries, may (but shall not be required to) acquire, directly or indirectly, (i) Sanctuary Records Group Limited. (the “Sanctuary Acquisition”) and (ii) EMI France SAS (the “EMI France Acquisition”), it being understood that neither the Sanctuary Acquisition nor the EMI France Acquisition shall be a condition to the Initial Lenders’ respective commitments hereunder;

(c) The Borrower will obtain the Facility in the aggregate principal amount of up to the Facility Amount described in Exhibit A to this Commitment Letter; and

(d) fees and expenses incurred in connection with the foregoing (the “Transaction Costs”) will be paid.

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

Transaction Description

CONFIDENTIAL

EXHIBIT A

PROJECT VIDA

$820 million Incremental Term Loan Facility

Summary of Principal Terms and Conditions1

Borrower:	WMG Acquisition Corp., a Delaware corporation, (the “Borrower”), a wholly owned direct subsidiary of WMG Holdings Corp., a Delaware corporation.

Existing Credit Agreement:	Credit Agreement, dated as of November 1, 2012 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), among WMG Acquisition Corp., as the borrower thereunder, the several banks and other financial institutions from time to time parties thereto (the “Existing Lenders”), and Credit Suisse AG, as administrative agent and collateral agent for the Existing Lenders.

Agent:	Credit Suisse AG, acting through one or more of its branches or affiliates (“CS”), acting as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) and collateral agent under the Existing Credit Agreement, will perform the duties customarily associated with such roles.

Arrangers:	Credit Suisse Securities (USA) LLC, Barclays Bank PLC, UBS Securities LLC, Macquarie Capital (USA) Inc. and Nomura Securities International, Inc.

Facility:	A senior secured incremental term loan facility (the term loans made thereunder, the “Incremental Term Loans”) in a principal amount of up to the lesser of (i) $820 million plus at the Borrower’s election, an amount sufficient to fund any original issue discount or upfront fees required to be funded in connection with the “Flex Provisions” in the Facility Fee Letter and (ii) the principal amount of loans that may be incurred in compliance with Section 2.6 of the Existing Credit Agreement (such amount, the “Facility Amount”).

Incremental Facilities:	As per the Existing Credit Agreement.

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including Schedule I thereto (the “Commitment Letter”).

Term Sheet

Purpose:	The proceeds of borrowings under the Facility will be used to pay amounts owing to effect the Transactions, including the payment of fees and expenses relating thereto.

Availability:	The Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	As per the Existing Credit Agreement.

Final Maturity:	The Facility will mature seven years from closing.

Amortization:	The Incremental Term Loans will amortize in equal quarterly installments, commencing with the last day of the first full fiscal quarter ending after the Closing Date, in aggregate annual amounts equal to 1% of the original principal amount of the Incremental Term Loans.

Guarantees:	On the Closing Date, each of the Borrower’s subsidiaries that guarantee the loans made under the Existing Credit Agreement will guarantee (the “Guarantee”) all obligations under the Facility (the subsidiaries so required to guarantee the Facility, collectively, the “Guarantors”). Wholly owned domestic subsidiaries of the Borrower that, on the Closing Date, do not guarantee the loans made under the Existing Credit Agreement or that are organized or acquired on or after the Closing Date will be required to become Guarantors as set forth in the Existing Credit Agreement.

Security:	The Facility and the Guarantees will be secured by the Collateral (as defined in the Existing Credit Agreement) (the “Collateral”) on a pari passu basis with the existing term loans under the Existing Credit Agreement in accordance with the terms thereof.

Mandatory Prepayments:	As per the Existing Credit Agreement and ratably with the existing term loans under the Existing Credit Agreement.

Voluntary Prepayments:	Voluntary prepayments of Incremental Term Loans shall be permitted at any time without premium or penalty, subject to the payment of an applicable prepayment premium as set forth under the heading “Prepayment Premium” below. Voluntary prepayments

Term Sheet

of Incremental Term Loans may or may not be ratable with the existing term loans under the Existing Credit Agreement.

Prepayment Premium:	If on or prior to the first anniversary of the Closing Date the Borrower makes an optional prepayment of the Incremental Term Loans pursuant to a Repricing Transaction (as defined in the Existing Credit Agreement), the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender, a prepayment premium of 1.0% of the aggregate principal amount of Incremental Term Loans being prepaid. If, on or prior to the first anniversary of the Closing Date, any Lender is replaced in connection with any amendment (including in connection with any refinancing transaction) that results in a Repricing Transaction, such Lender shall receive its pro rata portion (as determined immediately prior to it being so replaced) of the prepayment premium described in the preceding sentence.

Documentation:	The definitive documentation for the Facility (the “Facility Documentation”) shall consist of an Incremental Commitment Amendment (as defined in the Existing Credit Agreement) to the Existing Credit Agreement, the definitive terms of which will be negotiated in good faith and will be as set forth this Term Sheet and otherwise in accordance with Section 2.6(d) of the Existing Credit Agreement and consistent with similar documentation for recent incremental term loan facilities entered into by portfolio companies of first-tier sponsors, it being understood that (i) the Facility Documentation will contain only those conditions to borrowing and representations and warranties expressly set forth in this Term Sheet, including Annex I hereto and Exhibit B to the Commitment Letter and (ii) except as set forth in this Term Sheet, the Incremental Term Loans shall in all respects be governed by the provisions of the Existing Credit Agreement (subject to modification in accordance with the flex provisions of the Facility Fee Letter).

Representations and Warranties:	The Specified Representations with respect to the Borrower and its Restricted Subsidiaries (as defined in the Existing Credit Agreement) shall be made on the Closing Date (in each case subject to the Limited Conditionality Provisions).

Term Sheet

Conditions Precedent to Extension of Credit:	The extension of credit under the Facility will be subject solely to the applicable conditions set forth in Section 6 and in Exhibit B to this Commitment Letter.

Affirmative Covenants:	As per the Existing Credit Agreement

Negative Covenants:	As per the Existing Credit Agreement

Financial Covenant:	None.

Events of Default:	As per the Existing Credit Agreement

Voting:	As per the Existing Credit Agreement

Cost and Yield Protection:	As per the Existing Credit Agreement

Assignments and Participations:	As per the Existing Credit Agreement

Expenses and Indemnification:	As per the Existing Credit Agreement

Governing Law and Forum:	New York.

Counsel to the Arrangers:	Davis Polk & Wardwell LLP.

Term Sheet

ANNEX I

to Exhibit A

Interest Rates:	The interest rates under the Facility will be as follows:

At the option of the Borrower, Adjusted LIBOR plus 3.00% or ABR plus 2.00%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Lenders, 9 or 12 months or a shorter period) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

“ABR” is the highest of (i) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.50% and (iii) Adjusted LIBOR applicable for an interest period of one month plus 1.0%.

“Adjusted LIBOR” is the London interbank offered rate for dollars, for the relevant interest period, adjusted for statutory reserve requirements; provided, that Adjusted LIBOR shall not be less than 1.25% per annum.

Annex I to Term Sheet

EXHIBIT B

PROJECT VIDA

Summary of Additional Conditions Precedent2

The borrowing under the Facility shall be subject to the following additional conditions precedent:

1. The Acquisition shall have been consummated, or substantially simultaneously with the borrowing under the Facility, shall be consummated, in all material respects in accordance with the terms of the Purchase Agreement, after giving effect to any modifications, amendments, consents or waivers by you thereto, other than those modifications, amendments, consents or waivers that are materially adverse to the interests of the Lenders or the Commitment Parties in their capacities as such, unless consented to in writing by the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); provided that any reduction in the acquisition price shall not be deemed to be materially adverse to the Lenders or the Commitment Parties; provided further that any reduction of the acquisition price shall be allocated dollar for dollar to a reduction of the Facility.

2. The Specified Representations shall be true and correct in all material respects on and as of the date of the borrowing (although any Specified Representation that expressly relates to a given date or period shall be required only to be true and correct in all material respects as of such date or period, as the case may be).

3. The Arrangers shall have received (a) U.S. GAAP unaudited consolidated and related statements of income, stockholders’ equity and cash flows of the Borrower for each fiscal quarter commencing on or after October 1, 2012 and ending at least 45 days before the Closing Date and (b) internal management calculations of revenues and EBITDA (it being understood that such calculations shall be prepared by management of the Borrower and shall only be delivered to the extent the Borrower has received the requisite information relating to the Acquired Business to enable management of Borrower to prepare such calculations) for each fiscal quarter commencing on or after March 31, 2012 and ending at least 45 days before the Closing Date.

4. The Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to paragraph 4 above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the

[2]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit B is attached, including Exhibit A and Schedule I thereto.

Summary of Additional Conditions Precedent

type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)) (it being understood that such pro forma financial statements only need to reflect information regarding the Acquired Business to the extent the same has been received by the Borrower prior to the preparation of such financial statements).

5. Delivery to the Agent of customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrower and the Guarantors (to the extent applicable), in each case (to the extent applicable) substantially similar to the corresponding opinions, certificates and documents delivered in connection with the closing of the Existing Credit Agreement (it being understood that none of the certificates, opinions or other documents referred to in this paragraph 5 will impose any conditions precedent to the borrowing under the Facility that are in addition to those contained in other paragraphs of this Exhibit B or in Section 6 of the Commitment Letter).

6. The Agent shall have received, at least 5 days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, as has been reasonably requested in writing at least 10 days prior to the Closing Date by the Agent or any Arranger.

7. The Arrangers shall have had a period of no less than 15 consecutive business days prior to the Closing Date to syndicate the Facility following the receipt of the historical financial statements, and the pro forma financial statements required to be delivered pursuant to paragraphs 3 and 4, respectively, above; provided that (x) such period need not be consecutive to the extent it would include July 3, 2013 through July 5, 2013 (which dates shall be excluded for purposes of the 15 consecutive business day period) and (y) if such period has not ended prior to August 19, 2013, then it will not commence until September 3, 2013.

8. All accrued costs, fees and expenses (including legal fees and expenses and the fees and expenses of any other advisors) to the extent invoiced at least two business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower) and other compensation payable to the Agent, the Arrangers and the Lenders, required to be paid on the Closing Date in each case pursuant to the Commitment Letter or the Facility Fee Letter, shall have been paid.

Summary of Additional Conditions Precedent

B-2